Exhibit 99.1

NEWS RELEASE

Nabors Announces Fourth Quarter 2022 Results

HAMILTON, Bermuda, February 7, 2023 /PRNewswire/ -- Nabors Industries Ltd. (“Nabors” or the “Company”) (NYSE: NBR) today reported fourth quarter 2022 operating revenues of $760 million, an increase of approximately 10%, compared to operating revenues of $694 million in the third quarter of 2022. The net loss attributable to Nabors shareholders for the quarter was $69 million, or $7.87 per share. This compares to a loss of $14 million, or $1.80 per share, in the third quarter. The fourth quarter results included a non-cash charge of $36 million, or $3.98 per share, related to mark-to-market treatment of Nabors’ warrants. The third quarter results included a non-cash gain for the warrants of $34 million, or $3.74 per share. Excluding the impact of the Nabors warrants on each quarter’s results, the net loss improved sequentially by $15 million. Fourth quarter adjusted EBITDA was $230 million, a 21% increase compared to $191 million in the previous quarter.

Anthony G. Petrello, Nabors Chairman, CEO and President, commented, “Our fourth quarter performance and financial results were impressive. Once again, all segments contributed to strong sequential growth. Total adjusted EBITDA was the highest quarterly level since 2015. The U.S. Drilling segment drove most of our growth, highlighted by unprecedented daily margins in the Lower 48 market. Daily margin and adjusted EBITDA also improved in our International segment. In Drilling Solutions, growth accelerated with the annual adjusted EBITDA run rate surpassing $120 million, as gross margin set another record at nearly 53%. Rig Technologies had its best quarter in seven years.

“In the Lower 48, we successfully repriced the majority of our rigs during the quarter. As a result, daily rig revenue increased by more than $3,500. Almost all of that increase flowed through to daily gross margin, which improved by nearly $3,500, to $14,600, an all-time high. Notwithstanding this growth, leading edge daily revenue in this market remains substantially higher than our fourth quarter average.

“In our International segment, SANAD deployed its second newbuild rig, of the initial five awards, late in the quarter. The remaining three units are expected to commence operations by the third quarter. In addition, SANAD has been awarded five more newbuild rigs, bringing the total awarded to date to 10. Deployment of this second tranche of five is expected to begin around the end of 2023 at the earliest. We also reactivated an existing rig in Saudi Arabia, and in Papua New Guinea our advanced rig contributed a full quarter at its operating rate.

“Revenue in our Drilling Solutions segment accelerated in the fourth quarter. Adjusted EBITDA increased by 18% sequentially, driven by growth across most product lines. NDS revenue on our U.S. rigs, third-party U.S. rigs, and International rigs all saw double-digit growth in the quarter.

“In our Rig Technologies segment, all product lines contributed to the increase in segment EBITDA. The most significant increases were in aftermarket parts, and rentals.

“Demonstrating our commitment and progress supporting the energy transition, Nabors was awarded the Energy Transition Award – Upstream at the 24th Annual Platts Global Energy Awards in December. Our strategy has taken shape since we announced it a year ago. We have deployed multiple energy transition solutions on our rigs, as well as on third party units. Also, we are developing advanced technologies focused on responsible hydrocarbon production, hydrogen, and carbon.”

NEWS RELEASE

Segment Results

The U.S. Drilling segment reported $144.1 million in adjusted EBITDA for the fourth quarter of 2022, a 26% increase from the prior quarter. Nabors’ average Lower 48 rig count, at 95, increased by three rigs. Daily adjusted gross margin in the Lower 48 market averaged $14,600, 31% higher than the prior quarter.

International Drilling adjusted EBITDA totaled $88.8 million, a 3% increase from the prior quarter. Improved performance across Latin America and in Saudi Arabia drove the growth. The International rig count averaged 75.7, up one rig sequentially. Daily adjusted gross margin for the fourth quarter averaged $14,902, up $313 from the prior quarter.

Drilling Solutions adjusted EBITDA increased sequentially by 18% to $30.3 million. Growth was strong across most product and service categories, notably Managed Pressure Drilling, Casing Running, and Performance Tools.

In Rig Technologies, adjusted EBITDA increased by 57% to $7.6 million in the fourth quarter. Revenue increased by 24% sequentially, to $62.8 million, mainly due to higher aftermarket sales, reflecting increased rig and equipment utilization across the industry.

Adjusted Free Cash Flow

Adjusted free cash flow totaled $101 million in the fourth quarter, primarily driven by higher financial results across all segments, strong collections, and disciplined capital spending. For the full year, adjusted free cash flow was $154 million. Capital expenditures for the fourth quarter totaled $103 million, including $16 million supporting the SANAD newbuilds. Full-year capital expenditures totaled $382 million, of which $91 million was for SANAD newbuilds.

At the end of the fourth quarter, net debt was $2.085 billion, a $75 million reduction compared to the third quarter.

William Restrepo, Nabors CFO, stated, “We benefitted from strong financial performance in the fourth quarter across all of our segments. U.S. Drilling delivered continued increases in pricing, as well as higher rig count. At the same time our International business continued its steady upward progression with more growth expected over the coming quarters, as activity across the globe expands from its current levels and dayrates have started to increase. Our low-capital-intensity businesses grew briskly during the quarter with both Drilling Solutions and Rig Technologies exceeding their quarterly targets.

“In the Lower 48, dayrate increases were significant as we repriced nearly two-thirds of the fleet. Our revenue per day average for the fleet reached $32,000. There’s still plenty of room to run as we reprice our fleet to the current leading edge dayrates.

NEWS RELEASE

“We intend to capitalize on this environment to further improve our capital structure and reduce leverage. We are already seeing the impact our cash flow generation and debt reduction has had on the cost of our debt, with interest rate spreads compressing significantly over the last quarter. For 2023, we estimate we will generate adjusted free cash flow exceeding $400 million. We intend to allocate our cash flow primarily to debt reduction and we expect to close the year with net debt of approximately $1.7 billion.”

Outlook

Nabors expects the following metrics for the first quarter 2023:

U.S. Drilling

o	An increase in average Lower 48 rig count of one rig vs. the fourth quarter average

o	Lower 48 adjusted gross margin per day of approximately $16,100 - $16,300

o	A $2 to $3 million decrease in adjusted EBITDA for Alaska and U.S. Offshore combined, mainly due to two Alaska rigs going on standby rate

International

o	Rig count up approximately one to two rigs vs. the fourth quarter average

o	Adjusted gross margin per day approximately in line with the fourth quarter

Drilling Solutions

o	Adjusted EBITDA up by approximately 6% above the fourth quarter level

Rig Technologies

o	Adjusted EBITDA approximately in line with the fourth quarter

Capital Expenditures

o	Capital expenditures of $150 million, of which approximately $45 million supports SANAD newbuilds

o	Capital expenditures for the full year 2023 of $490 million, including $180 million for SANAD and an incremental $20 million for sustaining capex on the higher rig count

Adjusted Free Cash Flow

o	Adjusted free cash flow for the full year 2023 to exceed $400 million

Mr. Petrello concluded, “Our fourth quarter results capped a year of significant achievement. We reached noteworthy milestones across the company. Looking into 2023, the momentum from higher dayrates, newbuild deployments in Saudi Arabia, greater penetration of our advanced performance solutions, the start of expanding activity in international markets, and broader recognition of our decarbonization initiatives sets us up for a strong 2023.”

NEWS RELEASE

About Nabors Industries

Nabors Industries (NYSE: NBR) is a leading provider of advanced technology for the energy industry. With presence in more than 20 countries, Nabors has established a global network of people, technology and equipment to deploy solutions that deliver safe, efficient and responsible energy production. By leveraging its core competencies, particularly in drilling, engineering, automation, data science and manufacturing, Nabors aims to innovate the future of energy and enable the transition to a lower-carbon world. Learn more about Nabors and its energy technology leadership: www.nabors.com.

Forward-looking Statements

The information included in this press release includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Such forward-looking statements are subject to a number of risks and uncertainties, as disclosed by Nabors from time to time in its filings with the Securities and Exchange Commission. As a result of these factors, Nabors' actual results may differ materially from those indicated or implied by such forward-looking statements. The forward-looking statements contained in this press release reflect management's estimates and beliefs as of the date of this press release. Nabors does not undertake to update these forward-looking statements.

Non-GAAP Disclaimer

This press release presents certain “non-GAAP” financial measures.  The components of these non-GAAP measures are computed by using amounts that are determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”).  Adjusted operating income (loss) represents income (loss) from continuing operations before income taxes, interest expense, investment income (loss), and other, net. Adjusted EBITDA is computed similarly, but also excludes depreciation and amortization expenses. In addition, adjusted EBITDA and adjusted operating income (loss) exclude certain cash expenses that the Company is obligated to make. Net debt is calculated as total debt minus the sum of cash, cash equivalents and short-term investments.

Adjusted free cash flow represents net cash provided by operating activities less cash used for capital expenditures, net of proceeds from sales of assets.  Management believes that adjusted free cash flow is an important liquidity measure for the company and that it is useful to investors and management as a measure of the company’s ability to generate cash flow, after reinvesting in the company for future growth, that could be available for paying down debt or other financing cash flows, such as dividends to shareholders. Management believes that this non-GAAP measure is useful information to investors when comparing our cash flows with the cash flows of other companies.

NEWS RELEASE

Each of these non-GAAP measures has limitations and therefore should not be used in isolation or as a substitute for the amounts reported in accordance with GAAP. However, management evaluates the performance of its operating segments and the consolidated Company based on several criteria, including Adjusted EBITDA, adjusted operating income (loss), net debt, and adjusted free cash flow, because it believes that these financial measures accurately reflect the Company’s ongoing profitability and performance.  Securities analysts and investors also use these measures as some of the metrics on which they analyze the Company’s performance. Other companies in this industry may compute these measures differently.  Reconciliations of consolidated adjusted EBITDA and adjusted operating income (loss) to income (loss) from continuing operations before income taxes, net debt to total debt, and adjusted free cash flow to net cash provided by operations, which are their nearest comparable GAAP financial measures, are included in the tables at the end of this press release. We do not provide a forward-looking reconciliation of our outlook for Segment Adjusted EBITDA, Segment Gross Margin or Adjusted Free Cash Flow, as the amount and significance of items required to develop meaningful comparable GAAP financial measures cannot be estimated at this time without unreasonable efforts. These special items could be meaningful.

Investor Contacts:  William C. Conroy, CFA, Vice President of Corporate Development & Investor Relations, +1 281-775-2423 or via e-mail william.conroy@nabors.com, or Kara Peak, Director of Corporate Development & Investor Relations, +1 281-775-4954 or via email kara.peak@nabors.com. To request investor materials, contact Nabors' corporate headquarters in Hamilton, Bermuda at +441-292-1510 or via e-mail mark.andrews@nabors.com

NABORS INDUSTRIES LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)

(Unaudited)

	Three Months Ended			Year Ended
	December 31,		September 30,	December 31,
(In thousands, except per share amounts)	2022	2021	2022	2022	2021
Revenues and other income:
Operating revenues	$760,148	$543,539	$694,136	$2,653,766	$2,017,548
Investment income (loss)	9,194	156	4,813	14,992	1,557
Total revenues and other income	769,342	543,695	698,949	2,668,758	2,019,105

Costs and other deductions:
Direct costs	457,184	347,238	432,311	1,666,004	1,286,896
General and administrative expenses	59,031	54,422	57,594	228,431	213,559
Research and engineering	13,911	10,223	13,409	49,939	35,153
Depreciation and amortization	168,841	167,955	169,857	665,072	693,381
Interest expense	44,245	44,570	43,841	177,895	171,476
Other, net	58,124	10,170	(25,954)	127,099	106,729
Total costs and other deductions	801,336	634,578	691,058	2,914,440	2,507,194

Income (loss) from continuing operations before income taxes	(31,994)	(90,883)	7,891	(245,682)	(488,089)
Income tax expense (benefit)	26,161	18,393	12,352	61,537	55,621

Income (loss) from continuing operations, net of tax	(58,155)	(109,276)	(4,461)	(307,219)	(543,710)
Income (loss) from discontinued operations, net of tax	-	13	-	-	20

Net income (loss)	(58,155)	(109,263)	(4,461)	(307,219)	(543,690)
Less: Net (income) loss attributable to noncontrolling interest	(10,911)	(4,414)	(9,322)	(43,043)	(25,582)
Net income (loss) attributable to Nabors	(69,066)	(113,677)	(13,783)	(350,262)	(569,272)
Less: Preferred stock dividend	-	-	-	-	(3,653)
Net income (loss) attributable to Nabors common shareholders	$(69,066)	$(113,677)	$(13,783)	$(350,262)	$(572,925)

Amounts attributable to Nabors common shareholders:
Net income (loss) from continuing operations	$(69,066)	$(113,690)	$(13,783)	$(350,262)	$(572,945)
Net income (loss) from discontinued operations	-	13	-	-	20
Net income (loss) attributable to Nabors common shareholders	$(69,066)	$(113,677)	$(13,783)	$(350,262)	$(572,925)

Earnings (losses) per share:
Basic from continuing operations	$(7.87)	$(14.60)	$(1.80)	$(40.52)	$(76.58)
Basic from discontinued operations	-	-	-	-	-
Total Basic	$(7.87)	$(14.60)	$(1.80)	$(40.52)	$(76.58)

Diluted from continuing operations	$(7.87)	$(14.60)	$(1.80)	$(40.52)	$(76.58)
Diluted from discontinued operations	-	-	-	-	-
Total Diluted	$(7.87)	$(14.60)	$(1.80)	$(40.52)	$(76.58)

Weighted-average number of common shares outstanding:
Basic	9,101	7,950	9,099	8,898	7,605
Diluted	9,101	7,950	9,099	8,898	7,605

Adjusted EBITDA	$230,022	$131,656	$190,822	$709,392	$481,940

Adjusted operating income (loss)	$61,181	$(36,299)	$20,965	$44,320	$(211,441)

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NABORS INDUSTRIES LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,	September 30,	December 31,
(In thousands)	2022	2022	2021
	(Unaudited)
ASSETS
Current assets:
Cash and short-term investments	$452,315	$425,070	$991,488
Accounts receivable, net	327,397	302,963	287,572
Other current assets	220,911	237,873	222,749
Total current assets	1,000,623	965,906	1,501,809
Property, plant and equipment, net	3,026,100	3,100,293	3,348,498
Other long-term assets	703,131	702,356	675,057
Total assets	$4,729,854	$4,768,555	$5,525,364

LIABILITIES AND EQUITY
Current liabilities:
Trade accounts payable	$314,041	$290,167	$253,748
Other current liabilities	282,349	268,999	271,480
Total current liabilities	596,390	559,166	525,228
Long-term debt	2,537,540	2,585,517	3,262,795
Other long-term liabilities	380,529	344,702	343,120
Total liabilities	3,514,459	3,489,385	4,131,143

Redeemable noncontrolling interest in subsidiary	678,604	683,005	675,283

Equity:
Shareholders' equity	368,956	439,241	590,656
Noncontrolling interest	167,835	156,924	128,282
Total equity	536,791	596,165	718,938
Total liabilities and equity	$4,729,854	$4,768,555	$5,525,364

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NABORS INDUSTRIES LTD. AND SUBSIDIARIES

SEGMENT REPORTING

(Unaudited)

The following tables set forth certain information with respect to our reportable segments and rig activity:

	Three Months Ended			Year Ended
	December 31,		September 30,	December 31,
(In thousands, except rig activity)	2022	2021	2022	2022	2021
Operating revenues:
U.S. Drilling	$332,845	$192,310	$297,178	$1,100,614	$669,656
Canada Drilling	-	-	-	-	39,336
International Drilling	317,577	271,069	306,355	1,199,282	1,043,197
Drilling Solutions	71,307	51,776	61,981	243,349	172,473
Rig Technologies (1)	62,803	46,920	50,496	195,129	149,273
Other reconciling items (2)	(24,384)	(18,536)	(21,874)	(84,608)	(56,387)
Total operating revenues	$760,148	$543,539	$694,136	$2,653,766	$2,017,548

Adjusted EBITDA: (3)
U.S. Drilling	$144,142	$69,249	$114,486	$420,264	$249,951
Canada Drilling	56	223	(9)	13	14,497
International Drilling	88,838	73,168	85,922	328,454	283,312
Drilling Solutions	30,336	19,559	25,612	98,699	59,433
Rig Technologies (1)	7,561	3,842	4,818	14,699	8,349
Other reconciling items (4)	(40,911)	(34,385)	(40,007)	(152,737)	(133,601)
Total adjusted EBITDA	$230,022	$131,656	$190,822	$709,392	$481,940

Adjusted operating income (loss): (5)
U.S. Drilling	$68,293	$(12,587)	$37,776	$108,506	$(76,492)
Canada Drilling	56	223	(9)	13	2,893
International Drilling	1,750	(5,749)	(907)	(879)	(40,117)
Drilling Solutions	24,800	12,930	20,099	77,868	32,771
Rig Technologies (1)	6,118	1,493	3,412	8,906	158
Other reconciling items (4)	(39,836)	(32,609)	(39,406)	(150,094)	(130,654)
Total adjusted operating income (loss)	$61,181	$(36,299)	$20,965	$44,320	$(211,441)

Rig activity:
Average Rigs Working: (7)
Lower 48	95.1	74.7	92.1	90.0	65.6
Other US	7.0	6.0	7.7	7.2	5.3
U.S. Drilling	102.1	80.7	99.8	97.2	70.9
Canada Drilling	-	-	-	-	6.5
International Drilling	75.7	71.4	74.6	74.2	67.9
Total average rigs working	177.8	152.1	174.4	171.4	145.3

Daily Rig Revenue: (6),(8)
Lower 48	$32,719	$21,739	$29,190	$27,826	$21,436
Other US	72,497	77,833	70,661	71,333	81,641
U.S. Drilling (10)	35,447	25,911	32,380	31,037	25,909
Canada Drilling	-	-	-	-	16,693
International Drilling	45,616	41,239	44,658	44,311	42,100

Daily Adjusted Gross Margin: (6),(9)
Lower 48	$14,599	$7,161	$11,165	$10,678	$7,367
Other US	36,592	47,734	38,034	37,062	50,953
U.S. Drilling (10)	16,107	10,179	13,232	12,625	10,605
Canada Drilling	-	-	-	-	6,927
International Drilling	14,902	13,172	14,589	14,257	13,474

1-3

(1)	Includes our oilfield equipment manufacturing activities.

(2)	Represents the elimination of inter-segment transactions related to our Rig Technologies operating segment.

(3)	Adjusted EBITDA represents net income (loss) before income (loss) from discontinued operations, net of tax, income tax expense (benefit), investment income (loss), interest expense, other, net and depreciation and amortization. Adjusted EBITDA is a non-GAAP financial measure and should not be used in isolation or as a substitute for the amounts reported in accordance with GAAP. In addition, adjusted EBITDA excludes certain cash expenses that the Company is obligated to make. However, management evaluates the performance of its operating segments and the consolidated Company based on several criteria, including adjusted EBITDA and adjusted operating income (loss), because it believes that these financial measures accurately reflect the Company’s ongoing profitability and performance. Securities analysts and investors use this measure as one of the metrics on which they analyze the Company’s performance. Other companies in this industry may compute these measures differently. A reconciliation of this non-GAAP measure to net income (loss), which is the most closely comparable GAAP measure, is provided in the table set forth immediately following the heading "Reconciliation of Non-GAAP Financial Measures to Net Income (Loss)".

(4)	Represents the elimination of inter-segment transactions and unallocated corporate expenses.

(5)	Adjusted operating income (loss) represents net income (loss) before income (losses) from discontinued operations, net of tax, income tax expense (benefit), investment income (loss), interest expense and other, net. Adjusted operating income (loss) is a non-GAAP financial measure and should not be used in isolation or as a substitute for the amounts reported in accordance with GAAP. In addition, adjusted operating income (loss) excludes certain cash expenses that the Company is obligated to make. However, management evaluates the performance of its operating segments and the consolidated Company based on several criteria, including adjusted EBITDA and adjusted operating income (loss), because it believes that these financial measures accurately reflect the Company’s ongoing profitability and performance. Securities analysts and investors use this measure as one of the metrics on which they analyze the Company’s performance. Other companies in this industry may compute these measures differently. A reconciliation of this non-GAAP measure to net income (loss), which is the most closely comparable GAAP measure, is provided in the table set forth immediately following the heading "Reconciliation of Non-GAAP Financial Measures to Net Income (Loss)".

(6)	Rig revenue days represents the number of days the Company's rigs are contracted and performing under a contract during the period. These would typically include days in which operating, standby and move revenue is earned.

(7)	Average rigs working represents a measure of the average number of rigs operating during a given period. For example, one rig operating 45 days during a quarter represents approximately 0.5 average rigs working for the quarter. On an annual period, one rig operating 182.5 days represents approximately 0.5 average rigs working for the year. Average rigs working can also be calculated as rig revenue days during the period divided by the number of calendar days in the period.

(8)	Daily rig revenue represents operating revenue, divided by the total number of revenue days during the quarter.

(9)	Daily adjusted gross margin represents operating revenue less direct costs, divided by the total number of rig revenue days during the quarter.

(10)	The U.S. Drilling segment includes the Lower 48, Alaska, and Gulf of Mexico operating areas.

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NABORS INDUSTRIES LTD. AND SUBSIDIARIES

NON-GAAP FINANCIAL MEASURES

  RECONCILIATION OF ADJUSTED EBITDA BY SEGMENT TO ADJUSTED OPERATING INCOME (LOSS) BY SEGMENT

(Unaudited)

(In thousands)

	Three Months Ended December 31, 2022
	U.S. Drilling	Canada Drilling	International Drilling	Drilling Solutions	Rig Technologies	Other reconciling items	Total
Adjusted operating income (loss)	$68,293	$56	$1,750	$24,800	$6,118	$(39,836)	$61,181
Depreciation and amortization	75,849	-	87,088	5,536	1,443	(1,075)	168,841
Adjusted EBITDA	$144,142	$56	$88,838	$30,336	$7,561	$(40,911)	$230,022

	Three Months Ended December 31, 2021
	U.S. Drilling	Canada Drilling	International Drilling	Drilling Solutions	Rig Technologies	Other reconciling items	Total
Adjusted operating income (loss)	$(12,587)	$223	$(5,749)	$12,930	$1,493	$(32,609)	$(36,299)
Depreciation and amortization	81,836	-	78,917	6,629	2,349	(1,776)	167,955
Adjusted EBITDA	$69,249	$223	$73,168	$19,559	$3,842	$(34,385)	$131,656

	Three Months Ended September 30, 2022
	U.S. Drilling	Canada Drilling	International Drilling	Drilling Solutions	Rig Technologies	Other reconciling items	Total
Adjusted operating income (loss)	$37,776	$(9)	$(907)	$20,099	$3,412	$(39,406)	$20,965
Depreciation and amortization	76,710	-	86,829	5,513	1,406	(601)	169,857
Adjusted EBITDA	$114,486	$(9)	$85,922	$25,612	$4,818	$(40,007)	$190,822

	Year Ended December 31, 2022
	U.S. Drilling	Canada Drilling	International Drilling	Drilling Solutions	Rig Technologies	Other reconciling items	Total
Adjusted operating income (loss)	$108,506	$13	$(879)	$77,868	$8,906	$(150,094)	$44,320
Depreciation and amortization	311,758	-	329,333	20,831	5,793	(2,643)	665,072
Adjusted EBITDA	$420,264	$13	$328,454	$98,699	$14,699	$(152,737)	$709,392

	Year Ended December 31, 2021
	U.S. Drilling	Canada Drilling	International Drilling	Drilling Solutions	Rig Technologies	Other reconciling items	Total
Adjusted operating income (loss)	$(76,492)	$2,893	$(40,117)	$32,771	$158	$(130,654)	$(211,441)
Depreciation and amortization	326,443	11,604	323,429	26,662	8,191	(2,947)	693,381
Adjusted EBITDA	$249,951	$14,497	$283,312	$59,433	$8,349	$(133,601)	$481,940

Adjusted EBITDA by segment represents adjusted income (loss) plus depreciation and amortization.

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NABORS INDUSTRIES LTD. AND SUBSIDIARIES

NON-GAAP FINANCIAL MEASURES

RECONCILIATION OF ADJUSTED GROSS MARGIN BY SEGMENT TO ADJUSTED OPERATING INCOME (LOSS) BY SEGMENT

(Unaudited)

	Three Months Ended			Year Ended
	December 31,		September 30,	December 31,
(In thousands)	2022	2021	2022	2022	2021
Lower 48 - U.S. Drilling
Adjusted operating income (loss)	$58,299	$(25,474)	$25,551	$68,317	$(119,000)
Plus: General and administrative costs	4,977	4,609	4,798	18,960	17,890
Plus: Research and engineering	1,637	1,065	1,652	6,539	3,736
GAAP Gross Margin	64,913	(19,800)	32,001	93,816	(97,374)
Plus: Depreciation and amortization	62,768	68,994	62,583	256,907	273,638
Adjusted gross margin	$127,681	$49,194	$94,584	$350,723	$176,264

Other - U.S. Drilling
Adjusted operating income (loss)	$9,994	$12,887	$12,225	$40,189	$42,508
Plus: General and administrative costs	324	513	343	1,357	2,122
Plus: Research and engineering	166	105	157	594	408
GAAP Gross Margin	10,484	13,505	12,725	42,140	45,038
Plus: Depreciation and amortization	13,081	12,844	14,127	54,852	52,805
Adjusted gross margin	$23,565	$26,349	$26,852	$96,992	$97,843

U.S. Drilling
Adjusted operating income (loss)	$68,293	$(12,587)	$37,776	$108,506	$(76,492)
Plus: General and administrative costs	5,301	5,122	5,141	20,317	20,012
Plus: Research and engineering	1,803	1,170	1,809	7,133	4,144
GAAP Gross Margin	75,397	(6,295)	44,726	135,956	(52,336)
Plus: Depreciation and amortization	75,849	81,838	76,710	311,759	326,443
Adjusted gross margin	$151,246	$75,543	$121,436	$447,715	$274,107

Canada Drilling
Adjusted operating income (loss)	$56	$223	$(9)	$13	$2,893
Plus: General and administrative costs	(17)	175	9	24	1,711
Plus: Research and engineering	-	-	-	-	115
GAAP Gross Margin	39	398	-	37	4,719
Plus: Depreciation and amortization	(1)	(1)	-	2	11,604
Adjusted gross margin	$38	$397	$-	$39	$16,323

International Drilling
Adjusted operating income (loss)	$1,750	$(5,749)	$(907)	$(879)	$(40,117)
Plus: General and administrative costs	13,368	12,058	12,599	51,505	44,993
Plus: Research and engineering	1,542	1,357	1,558	5,903	5,560
GAAP Gross Margin	16,660	7,666	13,250	56,529	10,436
Plus: Depreciation and amortization	87,089	78,918	86,830	329,335	323,431
Adjusted gross margin	$103,749	$86,584	$100,080	$385,864	$333,867

Adjusted gross margin by segment represents adjusted operating income (loss) plus general and administrative costs, research and engineering costs and depreciation and amortization.

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NABORS INDUSTRIES LTD. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES TO NET INCOME (LOSS)

(Unaudited)

	Three Months Ended			Year Ended
	December 31,		September 30,	December 31,
(In thousands)	2022	2021	2022	2022	2021
Net income (loss)	$(58,155)	$(109,263)	$(4,461)	$(307,219)	$(543,690)
(Income) loss from discontinued operations, net of tax	-	(13)	-	-	(20)
Income (loss) from continuing operations, net of tax	(58,155)	(109,276)	(4,461)	(307,219)	(543,710)
Income tax expense (benefit)	26,161	18,393	12,352	61,537	55,621
Income (loss) from continuing operations before income taxes	(31,994)	(90,883)	7,891	(245,682)	(488,089)
Investment (income) loss	(9,194)	(156)	(4,813)	(14,992)	(1,557)
Interest expense	44,245	44,570	43,841	177,895	171,476
Other, net	58,124	10,170	(25,954)	127,099	106,729
Adjusted operating income (loss) (1)	61,181	(36,299)	20,965	44,320	(211,441)
Depreciation and amortization	168,841	167,955	169,857	665,072	693,381
Adjusted EBITDA (2)	$230,022	$131,656	$190,822	$709,392	$481,940

(1) Adjusted operating income (loss) represents net income (loss) before income (losses) from discontinued operations, net of tax, income tax expense (benefit), investment income (loss), interest expense,  and other, net. Adjusted operating income (loss) is a non-GAAP financial measure and should not be used in isolation or as a substitute for the amounts reported in accordance with GAAP. In addition, adjusted operating income (loss) excludes certain cash expenses that the Company is obligated to make. However, management evaluates the performance of its operating segments and the consolidated Company based on several criteria, including adjusted EBITDA and adjusted operating income (loss), because it believes that these financial measures accurately reflect the Company’s ongoing profitability and performance.  Securities analysts and investors use this measure as one of the metrics on which they analyze the Company’s performance.  Other companies in this industry may compute these measures differently.

(2) Adjusted EBITDA represents net income (loss) before income (loss) from discontinued operations, net of tax, income tax expense (benefit), investment income (loss), interest expense, other, net and depreciation and amortization. Adjusted EBITDA is a non-GAAP financial measure and should not be used in isolation or as a substitute for the amounts reported in accordance with GAAP. In addition, adjusted EBITDA excludes certain cash expenses that the Company is obligated to make. However, management evaluates the performance of its operating segments and the consolidated Company based on several criteria, including adjusted EBITDA and adjusted operating income (loss), because it believes that these financial measures accurately reflect the Company’s ongoing profitability and performance.  Securities analysts and investors use this measure as one of the metrics on which they analyze the Company’s performance.  Other companies in this industry may compute these measures differently.

1-7

NABORS INDUSTRIES LTD. AND SUBSIDIARIES

RECONCILIATION OF NET DEBT TO TOTAL DEBT

	December 31,	September 30,	December 31,
(In thousands)	2022	2022	2021
	(Unaudited)
Long-term debt	$2,537,540	$2,585,517	$3,262,795
Less: Cash and short-term investments	452,315	425,070	991,488
Net Debt	$2,085,225	$2,160,447	$2,271,307

1-8

NABORS INDUSTRIES LTD. AND SUBSIDIARIES

RECONCILIATION OF ADJUSTED FREE CASH FLOW TO

NET CASH PROVIDED BY OPERATING ACTIVITIES

(Unaudited)

	Three Months Ended		Year Ended
	December 31,	September 30,	December 31,
(In thousands)	2022	2022	2022
Net cash provided by operating activities	199,989	138,950	$501,089
Add: Capital expenditures, net of proceeds from sales of assets	(98,682)	(103,591)	(346,732)

Adjusted free cash flow	$101,307	$35,359	$154,357

Adjusted free cash flow represents net cash provided by operating activities less cash used for capital expenditures, net of proceeds from sales of assets.  Management believes that adjusted free cash flow is an important liquidity measure for the company and that it is useful to investors and management as a measure of the company’s ability to generate cash flow, after reinvesting in the company for future growth, that could be available for paying down debt or other financing cash flows, such as dividends to shareholders.  Adjusted free cash flow does not represent the residual cash flow available for discretionary expenditures.  Adjusted free cash flow is a non-GAAP financial measure that should be considered in addition to, not as a substitute for or superior to, cash flow from operations reported in accordance with GAAP.

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